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                                                                   EXHIBIT 23.03

                             [KPMG LLP LETTERHEAD]

AUDITORS' REPORT TO THE DIRECTORS

We have audited the balance sheets of Telebackup Systems Inc. as at December 31, 1997 and 1998 and the statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1997 and 1998 and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in Canada.

Generally accepted accounting principles in Canada differ in some respects from those applicable in the United States (note 13).

/s/   KPMG LLP

Chartered Accountants

Calgary, Canada
February 5, 1999